EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139706 on Form S-3, in Registration Statement No. 333-153303 on Form S-8, in Registration Statement No. 333-138426 on Form S-3, and in Registration Statement No. 333-151496 on Form S-3, of our reports dated March 16, 2009, relating to the consolidated financial statements and related financial statement schedule of Cogdell Spencer Inc. and subsidiaries, and the effectiveness of Cogdell Spencer Inc.’s internal control over financial reporting as of December 31, 2008, appearing in the Annual Report on Form 10-K of Cogdell Spencer Inc. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina
March 16, 2009